EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), executed to be effective as of June 1, 2019 (the "Effective Date"), is entered into by and between **Sanara MedTech Inc.**, a Texas corporation ("Employer" or the "Company"), and **Zachary B. Fleming**, an individual residing in **Texas** ("Employee"). Employer and Employee may be referred to singularly as "Party" or collectively as "Parties".

WITNESSETH:

1. Employment Term. Employee's employment and the initial term of this Agreement shall commence on the date hereof and continue through May 31, 2021; provided, however, the Agreement shall automatically renew or extend for consecutive terms of twelve (12) months, unless either Party gives prior written notice to the other Party of its desire to terminate the Agreement at least thirty (30) days prior to the expiration of the initial term or any renewal term (collectively, the "Term"). Termination of this Agreement for any reason whatsoever by any Party shall have no effect on the continued enforceability of Sections 9 and 13 through 31 of this Agreement, which shall survive the expiration or termination of this Agreement, except as otherwise provided herein. Employee accepts such employment and agrees to perform the services specified herein, all upon the terms and conditions hereinafter stated.

2. Duties. Employee shall serve in the position of **President-Surgery Division** of the Company (the "Division") and shall report to and be subject to the general direction and control of the Executive Chairman of the Board (the "Executive Chairman"), as well as collaboratively with the Vice Chairman of the Board, (collectively, the "Executive Team"). Employee is responsible for (i) providing strategic leadership for the Division and the Company by working with the Executive Team to establish long-range goals, strategies, and plans, (ii) collaborate with the Executive Team to develop the policies and direction of the organization, (iii) develop and implement strategies and set the overall direction of the Division, (iv) ensure the Company's Board of Directors (the "Board") has the information necessary to perform their fiduciary duties and other governance responsibilities, (v) direct staff, including organizational structure, professional development, motivation, performance evaluation, discipline, compensation, personnel policies, and procedures, and (vi) shall perform such duties consistent with Employee's position, as well as other duties from time to time assigned to Employee by the Executive Team. Employee further agrees to perform such other services for the Company, and for any parent, subsidiary or affiliate companies of the Company and any partnerships in which the Company may from time to time have an interest (collectively, the "Affiliates"), as the Executive Team shall from time to time specify, if such services are of the nature commonly associated with a position similar to that of Employee's position with a company engaged in activities similar to the activities engaged in by the Company. The terms "Company" and "Employer" as used in this Agreement shall be deemed to include and refer to all such Affiliates.

3. Extent of Service. Employee shall devote his full time, attention, and energy to the business of the Company, and shall not be engaged in any other business activity during the Term of this Agreement. The foregoing shall not be construed as preventing Employee from making passive investments in other businesses or enterprises, if (i) such investments will not require services on the part of Employee which would in any material way impair the performance of his

duties under this Agreement, (ii) such other businesses or enterprises are not engaged in any business competitive with the business of the Company, and (iii) Employee has complied with Sections 12, 13, 14 and 15 of this Agreement with respect to such passive investment.

4. Compensation. As payment for the services to be rendered by Employee hereunder during the Term of this Agreement, Employee shall be entitled to receive the following:

(a) An annual base salary ("Base Salary") in the gross amount of **$225,000**, payable in accordance with Employer's standard payroll practice. The Compensation Committee of the Board (the "Compensation Committee") will periodically review the Base Salary for market adjustments. Any such adjustments may be made at the sole discretion of the Compensation Committee.

(b) During the first year of this Agreement Employee shall receive a Stock grant ("Initial Awarded Stock"). Such number of shares of Initial Awarded Stock shall be determined by dividing **$112,500** by the Initial Stock Price and shall vest at the rate of one-third (1/3) for each completed year after the Effective Date, so long as Employee remains employed by Employer. The Initial Awarded Stock will be granted within thirty (30) days after the earlier to occur of the Public Offering Date or October 31, 2019.

(c) Employee will be eligible for additional grants of Stock each subsequent year commencing on each anniversary date of employment as determined by the Board ("Additional Awarded Stock"). Such number of shares of Additional Awarded Stock shall be determined based on the Average Stock Price and shall vest at the rate of one-third (1/3) for each completed year after the date of issuance, which shall be dated as of the anniversary Effective Date, so long as Employee remains employed by Employer. Any Additional Awarded Stock will be granted within thirty (30) days after each anniversary date from the Effective Date commencing with June 1, 2020 and is contingent on Employee remaining employed by Employer during the entire year from such date.

(d) A one-time payment in the gross amount of $25,000 (the "Payment for Past Services") for past services rendered shall be made within thirty (30) days of the earlier to occur of:

(i) Thirty (30) days after the Public Offering Date; or

(ii) December 31, 2019.

Notwithstanding anything to the contrary contained herein, in the event Employee is not employed by Employer as a result of being terminated for Cause or voluntary resignation at the time the Payment for Past Services is scheduled to be paid, then in such event the Payment for Past Services will not be paid.

(e) A discretionary annual bonus of up to **50%** of Employee's Base Salary associated with the Company's and Employee's performance as determined in the sole discretion of the Compensation Committee based upon the achievement of certain performance milestones set by the Company (the "Discretionary Bonus") as follows:

(i) 40% of the Discretionary Bonus shall be based on strategy implementation; and

(ii) 60% of the Discretionary Bonus shall be based on EBITDA performance.

5. Expenses. During the Term of this Agreement, Employer shall pay or reimburse Employee for all reasonable business related out-of-pocket expenses, including airfare, rental cars and other hired vehicles, meals, hotel accommodations, and similar items incurred by him in connection with the Business of the Company or incurred in accordance with the travel and reimbursement policies of Employer as the same shall be in effect from time to time, upon submission by him of an appropriate statement documenting such expenses as required by the Internal Revenue Code, as amended from time to time.

6. Auto Allowance. During the Term of this Agreement, Employer shall pay Employee an auto allowance of $900 per month, payable monthly with the last payroll payment for each month. A portion of or the entire allowance will be included or excluded from Employee's taxable income in accordance with then current Internal Revenue Service Guidelines.

7. Employee Benefits. During the Term of this Agreement, Employee shall be entitled to participate in all employee benefit plans that are from time to time made generally available to the other employees of Employer, including any retirement plan, group life plan, health or accident insurance, or other employee benefit plans as the same shall be maintained in effect, as determined by the Compensation Committee from time to time; provided, however, the foregoing shall not require Employer to continue or put into effect any plan, practice, policy, or program.

8. Vacation. During the Term of this Agreement, Employee shall be entitled to paid vacation equal to **four (4) weeks per annum**, (accrued 6.15 hours per semi-monthly pay period), such vacation to be subject to Employer's then existing Employee Policy Manual. Employee shall be required to obtain approval from Employer before scheduling any vacation and shall only be entitled to take up to a maximum of ten (10) consecutive days at any one time with the prior approval of the Executive Team.

9. Covenants of Employee. For and in consideration of the employment herein contemplated and the consideration paid or promised to be paid by Employer, Employee does hereby covenant, agree, and promise that during the Term hereof and for a period thereafter to the extent specifically provided in this Agreement as follows:

(a) Employee will not actively engage, directly or indirectly, in any other business if such involvement would (i) interfere with his duties as set forth herein, or (ii) violate the provisions of Section 12 hereunder.

(b) Employee will not engage, directly or indirectly, in any activity that is directly competitive with the business of the Company. This prohibition shall include the ownership, management, operation, control of, employment by, participation in, in any manner, any business of the type that is competitive with the business of Company. Notwithstanding the

foregoing, Employee may make or maintain an investment not to exceed five percent (5%) of the capital stock of any publicly traded company.

(c) Employee will truthfully and accurately make, maintain, and preserve all records and reports that Employer may from time to time request or require.

(d) Employee will fully account for all money, records, goods, wares and merchandise, or other property belonging to Employer of which Employee has custody, and will promptly pay over and deliver the same whenever and however Employee may be reasonably directed to do so.

(e) Employee will obey all rules, regulations, and special instructions applicable to him, including but not limited to, those set forth in the then existing Employee Manual or Handbook of Employer, if any, and will be loyal and faithful to the Company at all times, constantly endeavoring to improve his ability and knowledge of the business in an effort to increase the value of his services for the mutual benefit of the Parties.

(f) Employee agrees that upon termination of his employment hereunder, he will immediately surrender and turn over to Employer all books, records, forms, specifications, formulae, data, processes, papers and writings related to the business of Employer and all other property belonging to Employer, together with all copies of the foregoing, it being understood and agreed that the same are the sole property of Employer.

(g) Employee agrees that all ideas, concepts, processes, discoveries, devices, machines, tools, materials, designs, improvements, inventions, and other things of value (collectively, "Intangible Rights"), whether patentable or not, which are conceived, made, invented, or suggested either by Employee alone or in collaboration with others during the Term of his employment which pertain to the Business (as defined in Section 13 hereunder), and whether or not during regular working hours, shall be promptly disclosed in writing to Employer and shall be the sole and exclusive property of Employer. Employee hereby assigns all of his right, title, and interest in and to all such Intangible Rights to Employer, and Employer's successors or assignees. In the event that any of said Intangible Rights are deemed by Employer to be patentable or otherwise registerable under any federal, state, or foreign law, Employee further agrees that at the expense of Employer, he will execute all documents and do all things necessary, advisable, or proper to obtain patents therefor or registration thereof, and to vest in Employer full title thereto.

10. Mutual Covenants of Employer and Employee. For and in consideration of the employment herein contemplated and the compensation, covenants, conditions, and promises herein recited, Employer and Employee do hereby mutually agree to the following:

(a) Employee shall not, by reason of this Agreement, have any vested interest in, or right, title or claim to, any land, buildings, equipment, machinery, processes, systems, products, contracts, goods, wares, merchandise, business assets, or other things of value belonging to or which may hereafter be acquired, owned or leased from Employee by Employer, without the prior written consent of the Board.

(b) Complete control of the Company, including, but not limited to, their plans, properties, contracts, methods, and policies, shall be established by the Employer and Employee shall not, by reason of anything contained in this Agreement, either express or implied, have any control over such matters, and Employer may, in their sole and absolute discretion, give, sell, assign, transfer or otherwise dispose of any or all of their assets or business in whole or in part, to any person, firm, or corporation, whether or not such person, firm, or corporation is in any manner owned by, associated with, or affiliated with Employer.

(c) Employee acknowledges that the nature of his position with the Company may mandate that Employee perform such duties and render such services as are required of him hereunder.

11. Termination. This Agreement may be terminated as follows:

(a) Termination by Employer for Cause. Employer may terminate the employment of Employee if Employee engages in any of the following conduct (termination for "Cause"):

(i) breaching any material provision of this Agreement;

(ii) misappropriating funds or property of the Company;

(iii) securing any personal profit not thoroughly disclosed to and approved by the Board in connection with any transaction entered into on behalf of the Company;

(iv) engaging in conduct, even if not in connection with the performance of Employee's Duties hereunder, which might be reasonably expected to result in any effect materially adverse to the interests of the Company, such as fraud, dishonesty, indictment or conviction for (or pleading *nolo contendere* to) any felony or a misdemeanor involving moral turpitude, or the indictment for any felony or misdemeanor involving moral turpitude;

(v) failing to fulfill and perform the Duties in accordance with the terms hereof, except for disability or death of Employee, as defined below; or

(vi) failing to comply with corporate policies of the Company that are promulgated from time to time , including, but not limited to, those policies set forth in Section 28.

Notwithstanding anything contained in this Section 11 to the contrary, if any of the provisions of 11(a)(i)-(vi) are of such a nature that the Employer reasonably determines they are curable by Employee, such actions or omissions must remain uncured thirty (30) days after the Employer first provided Employee written notice of the obligation to cure such actions or omissions for Employer to be able to terminate Employee for Cause.

(b) Termination by Employer without Cause. Employer may terminate this Agreement without Cause at any time upon written notice to Employee.

(c) Termination by Employer upon Death or Disability of Employee. Employer may terminate this Agreement upon the Death or Disability of Employee. "Disability" or "Disabled" shall mean the continuous inability, whether mental or physical, of Employee to perform his normal job functions as determined by at least two medical physicians. For purposes of such determination, Employee or his designee shall be entitled to appoint one physician, Employer shall be entitled to appoint one physician.

12. Payment upon Termination.

(a) In the event this Agreement is terminated by Employer for Cause, or by Employee for any reason whatsoever, Employee shall be entitled to receive his Base Salary earned and accrued through the effective date of termination, plus reimbursement for any approved expenses incurred but unpaid as of such date, and no other compensation or benefits whatsoever except as may be required by law. The foregoing payments shall constitute the full and total amount of liquidated damages that Employee shall be entitled to receive from Employer and its Affiliates, and Employee releases any and all other contract or tort claims arising out of his employment relationship with Employer.

(b) In the event this Agreement is terminated by Employer without Cause, Employee shall be entitled to receive a severance package which will include one (1) year of base pay following the effective date of termination, paid in twelve (12) equal monthly installments, and continued participation in any health care benefits provided by Employer to its employees; provided Employee executes and delivers to Employer a release in substantially the form attached hereto as Exhibit A. Any and all amounts received by Employee pursuant to this Section 11(b) shall constitute the full and total amount of liquidated damages that Employee shall be entitled to receive from the Company and its Affiliates, and Employee releases any and all other contract or tort claims arising out of his employment relationship with Employer.

(c) In the event this Agreement is terminated by Employer due to Employee's death or Disability, Employee or Employee's beneficiaries shall be entitled to receive his Base Salary earned and accrued through the effective date of termination, plus reimbursement for any approved expenses incurred but unpaid as of such date, all of which shall constitute the full and total amount of liquidated damages that Employee shall be entitled to receive from the Company and its Affiliates, and Employee releases any and all other contract or tort claims arising out of his employment relationship with Employer.

(d) All amounts due and owing to either Employee or Employer under this Agreement shall be subject to offset to the extent permitted by law by the amount of actual damages, if any, caused to either Party by any breach of this Agreement.

(e) Upon the termination of employment or whenever requested by Employer, Employee shall immediately deliver to Employer all property (including, but not limited to, Employer Confidential Information) in Employee's possession or under Employee's control belonging to Employer.

13. Covenant Not to Compete. Employee recognizes that the Company has business goodwill and other legitimate business interests which must be protected in connection with and in addition to the "Confidential Information" as defined in Section 15 below, and therefore, in exchange for access to the Confidential Information, Employer's agreement to employ Employee on the terms and conditions set forth within this Agreement, the eligibility to participate in the Plan, and the promotion and advertisement by Employer of Employee's skills, abilities, and value in the Company's Business, Employee agrees and covenants that during the Term hereof and for (12) months following the effective date of termination for any reason (the "Restricted Period"), subject to the provisions contained hereinbelow, as follows:

(a) Agreement Not to Compete. Employee will not, either directly or indirectly, (a) for himself, or (b) as a shareholder, owner, partner, joint venturer, promoter, consultant, manager, independent contractor, agent, or in some similar capacity, participate in a Competing Business (as defined below) within the Territory (as defined below).

(b) Agreement Not to Solicit Customers. Employee will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit or attempt to divert to a Competing Business or to any third party any person, concern, or entity who is or was, or in the future will be (at the time of solicitation), a Customer of the Business (each term as defined below) or of Company (or any Customer of any of the foregoing) whether within or without the Territory, and further, Employee will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, initiate a call upon any person, concern or entity who is, or was, or in the future will be (at the time of solicitation), a Customer of the Business or of Company for the purpose of diverting or appropriating business to a Competing Business or to any third party, and further, if any such Customers initiate a call upon Employee, then Employee shall not entertain any such call without first receiving approval from Employer.

(c) Agreement Not to Solicit Employees. Employee will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit, divert, or recruit any employee of Employer to leave such employment or otherwise terminate his or her employment, nor shall Employee hire or otherwise offer employment to any such employee of Employer, whether or not such employment is pursuant to a written contract or at will.

Business means providing, selling or manufacturing wound and skin care and soft tissue repair related products of the type or nature of those provided, sold or manufactured by Company. Wound dressings and adhesives technology and business activities are specifically excluded from this definition.

Competing Business means any person, concern or entity which is engaged in, and to the extent engaged in, a business that is wholly or partially the same as the Business.

Customer means a person or entity which sells to, and/or buys the Company's products or services.

Territory means the United States, including the Louisiana parishes listed on Exhibit B, and any additional countries in which the Company engages in business in any material manner.

(d) Acknowledgment of Enforceability.

(i) Employee expressly acknowledges and agrees that Employee's experience and abilities are such that Employee's observance of the covenants and restrictive agreements contained herein are reasonable as to scope, location and duration and that such observation shall not cause Employee any undue hardship or unreasonably interfere with Employee's ability to earn a livelihood. Employee has been provided with an opportunity to consult with legal counsel of Employee's selection for the meaning of the covenants and restrictions, which have been explained to Employee's satisfaction. Employee hereby agrees that the limitations set forth above are reasonable and necessary for the protection of the Business and the Company. In this regard, Employee specifically agrees that such limitation as to the period of time, geographic area and types and scope of restrictions on his activities are reasonable and necessary to protect the goodwill and other business interests of the Business and the Company.

(ii) Notwithstanding anything contained in this Section 13 to the contrary:

(A) Section 13(a) shall not apply in the states of California, North Dakota and Oklahoma.

(B) Employee shall not be prohibited from working for an entity with a division or subsidiary that competes with the Business and/or the Company, provided: (x) Employee is not directly involved in the provision of services to such division or subsidiary; and (y) such division or subsidiary does not comprise more than ten percent (10%) of the total business activities of the overall entity.

(e) Revision. It is mutually understood and agreed that if any of the provisions relating to the scope, time, or Territory of this Agreement are more extensive than is enforceable under applicable laws or are broader than necessary to protect the goodwill and legitimate business interests of the Business and/or the Purchaser, then the Parties agree that they will reduce the degree and extent of such provisions by whatever minimal amount is necessary to bring such provisions within the ambit of enforceability under applicable law.

(f) Remedies. The invalidity or non-enforceability of this Section 13 in any respect shall not affect the validity or enforceability of any other provisions of this Agreement. The Parties agree that the limitations contained in this Section with respect to time, geographical area and scope of activity are reasonable. In the event that any provision of this Section shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable. Each Restricted Person acknowledges that Employer's remedy at law for any breach or threatened breach of the provisions of this Section 13 may be insufficient and may be inadequate and that Employer shall be entitled

to equitable relief, including by way of temporary and permanent injunction, without any requirement to post bond or other security therefor, in addition to any remedies Employer may have at law.

14. Business Opportunities. For as long as Employee shall be employed by Employer and thereafter with respect to any business opportunities learned about during the time of Employee's employment by Employer, Employee agrees that with respect to any future business opportunity or other new and future business proposal which is offered to, or comes to the attention of, Employee during the Term of this Agreement or any renewal term thereof, and which is specifically related to, or connected with, the Business, the Company shall have the right to take advantage of such business opportunity or other business proposal for its own benefit. Employee agrees to promptly deliver notice to Employer in writing of the existence of such opportunity or proposal, and Employee may not take advantage of such opportunity regardless of whether the Company elects to exercise its right to take advantage of such opportunity.

15. Confidential Information. Employee acknowledges that in the course of his employment with Employer, he may receive certain trade secrets, know-how, lists of customers, employee records and other confidential information and knowledge concerning the Business ("Confidential Information"), which Employer desires to protect. Employee understands that such Confidential Information is confidential and agrees not reveal such Confidential Information to anyone outside Employer. Employee further agrees not to use such Confidential Information during the term of this Agreement and thereafter to compete with Employer. Upon termination of this Agreement, Employee shall surrender to Employer all papers, documents, writings, and other property produced by him or coming into his possession by or through this Agreement and relating to the information referred to in this Section 15, which are not general knowledge in the industry, and Employee agrees that all such materials will at all times remain the property of Employer.

16. Ownership and Assignment of Employee-Created Work.

(a) If, during Employee's employment by Employer, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright or patent (such as videotapes, written presentations, computer programs, drawings, models, manuals, brochures, or the like) relating to Employer's or its Affiliates' business, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Employer's premises or otherwise), Employee shall disclose such work to Employer. Employer shall be deemed the author of such work if the work is prepared by Employee in the scope of Employee's employment; or, if the work is not prepared by Employee within the scope of Employee's employment but is specially ordered by Employer as a contribution to a collective work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Employer shall be the author of the work. If such work is neither prepared by Employee within the scope of Employee's employment nor a work specially ordered and is deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to Employer all of Employee's worldwide right, title, and interest in and to such work and all rights of copyright therein.

(b) Both during the period of Employee's employment by Employer and thereafter, Employee shall assist Employer and its nominee, at any time, in the protection of Employer's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Employer or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

17. Notices. All notices, requests, consents, demands, or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered either (i) personally with a written receipt acknowledging delivery, or (ii) within three (3) business days after the posting thereof by United States first class, registered or certified mail, return receipt requested, with postage fee prepaid and addressed to the following:

If to Employer:	Sanara MedTech Inc. Attn: Ron Nixon, Executive Chairman 1200 Summit Ave, Suite 414 Fort Worth, Texas 76102
with a copy to:	Ewing & Jones, PLLC Attn: Randolph Ewing 6363 Woodway, Suite 1000 Houston, TX 77057
If to Employee:	Zach Fleming 208 Manor Place Southlake, TX 76092

Any Party, at any time, may designate additional or different addresses for subsequent notices or communication by furnishing notice to the other Party in the manner described above.

18. Specific Performance. Employee & Employer acknowledges that a remedy at law for any breach or threatened breach of Sections 13, 14, 15 or 16 of this Agreement will be inadequate and that each Party may be entitled to specific performance, injunctive relief, and any other remedies available to it for such breach or threatened breach. If a bond is required to be posted in order for either Party to secure an injunction, then the Parties stipulate that a bond in the amount of One Thousand and No/100 Dollars ($1,000) will be sufficient and reasonable in all circumstances to protect the rights of the Parties.

19. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such provision or invalidity only, without invalidating the remainder of such provision or any remaining provisions of this Agreement.

20. Assignment. This Agreement may not be assigned by Employee. Neither Employee, his spouse, nor their estates shall have any right to encumber or dispose of any right to receive payments under this Agreement, it being understood that such payments and the right thereto are non-assignable and nontransferable.

21. Binding Effect. Subject to the provisions of Section 19 above, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, Employee's heirs and personal representatives, and the successors and assignees of Employer.

22. Prior Employment Agreements. Employee represents and warrants to Employer that he has fulfilled all of the terms and conditions of all prior employment agreements to which he may be a party or have been a party, and that at the time of execution of this Agreement, Employee is not a party to any other employment agreement, non-solicitation agreement, non-competition covenant or confidentiality agreement. Employee represents and warrants that nothing contained in any agreement that he has with any parties shall preclude Employee from performing all of his duties, obligations and covenants as contained in this Agreement.

23. Waiver. Any waiver to be enforceable must be in writing and executed by the Party against whom the waiver is sought to be enforced.

24. Governing Law; Arbitration. This Agreement shall be construed and enforced in accordance with and governed by the laws of the state of Texas without regard to conflict of laws rules thereof. Each Party agrees that upon the written demand of the other Party, whether made before or after the institution of any legal proceedings, but prior to the rendering of any judgment in that proceeding, all disputes, claims and controversies between them, whether individual, joint, or class in nature, arising from this Agreement, or any document, instrument, or agreement executed in connection herewith, including without limitation contract disputes and tort claims, shall be resolved by binding arbitration pursuant to the Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration shall be conducted by one (1) arbitrator who shall be selected using a listing process whereby the AAA administrator shall provide each party with a list of proposed arbitrators who are generally familiar with the underlying subject matter made the basis of the dispute. Thereafter, each Party shall be given ten (10) days to strike any unacceptable names from the list and number the remaining names in order of mutual preference. The arbitration shall be conducted in Tarrant County, Texas. The language of the arbitration shall be in English. This arbitration provision shall not limit the right of either Party during any dispute, claim or controversy to seek, use, and employ ancillary, or preliminary rights and/or remedies, judicial or otherwise, for the purposes of realizing upon, preserving, or protecting any rights of either Party, and any such action shall not be deemed an election of remedies. Such remedies include, without limitation, obtaining injunctive relief or a temporary restraining order, obtaining a writ of attachment or imposition of a receivership, or exercising any rights relating to personal property, in which event, the Party seeking such equitable relief can file an action in court notwithstanding this arbitration provision. In the event such a court action becomes necessary, each Party agrees to submit to the personal jurisdiction of the federal and state courts located in Tarrant County, Texas. Any disputes, claims or controversies concerning the lawfulness or reasonableness of an act, or exercise of any right or remedy, including any claim to rescind, reform, or otherwise modify this Agreement, shall also be arbitrated; provided, however, that no arbitrator shall have the right or the power to enjoin or restrain any act of either Party. It is understood and

agreed that the arbitrator shall have no authority to award punitive or other damages not measured by the prevailing Party's actual damages, except as may be required by statute. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. The statute of limitations, estoppel, waiver, laches and similar doctrines which would otherwise be applicable in an action brought by a Party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes. The Federal Arbitration Act (Title 9 of the United States Code) shall apply to the construction, interpretation, and enforcement of this arbitration provision. Each Party shall bear its own costs and expenses and an equal share of the arbitrator's and administrative fees of arbitration.

25. Attorneys' Fees. If any litigation is instituted to enforce or interpret the provisions of this Agreement or the transactions described herein, the prevailing Party in such action shall be entitled to recover its reasonable attorneys' fees from the other Party or Parties hereto.

26. Drafting. Each of the Parties hereto acknowledges that each Party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against any Party hereto because one is deemed to be the author thereof.

27. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original, and all of which shall constitute one and the same agreement.

28. Conflict of Interest Policy. It is the express policy of the Company to conduct their affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities that are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company.

The following are potentially compromising situations that must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

(a) Revealing or misusing confidential information to outsiders. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended.

(b) Accepting or offering substantial gifts, excessive entertainment, favors, or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

(c) Accepting or offering consulting or freelance employment for any outside firm or entity, unless otherwise set forth herein.

(d) Initiating or approving any form of personal or sexual harassment of the employees of the Company or its Affiliates.

(e) Investing or holding outside directorships in suppliers, customers, or competing companies, including financial speculation, where such investment or directorship might influence in any manner a decision or course of action by the Company; provided, however, that Employee may own up to five percent (5%) of a publicly traded company that engages in a Competing Business.

(f) Borrowing from or lending to employees, customers, or suppliers.

(g) Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

(h) Unlawfully discussing prices, costs, customers, sales, or markets with competing companies or their employees.

(i) Making unlawful agreements with competitors with respect to prices.

(j) Engaging in any conduct which is not in the best interest of the Company.

29. Reconstruction of Agreement. Should a court of competent jurisdiction or an arbitrator having jurisdiction declare any of the provisions of this Agreement unenforceable due to any unreasonable restriction of time, geographical area, scope of activity, or otherwise, in lieu of declaring such provision unenforceable, the court, to the extent permissible by law, shall, at Employer's request, revise or reconstruct such provisions in a manner sufficient to cause them to be enforceable.

30. COUNSEL. EMPLOYEE ACKNOWLEDGES THAT HE IS EXECUTING A LEGAL DOCUMENT THAT CONTAINS CERTAIN DUTIES, OBLIGATIONS AND RESTRICTIONS AS SPECIFIED HEREIN. EMPLOYEE FURTHERMORE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF HIS RIGHT TO RETAIN LEGAL COUNSEL, AND THAT HE HAS EITHER BEEN REPRESENTED BY LEGAL COUNSEL PRIOR TO HIS EXECUTION HEREOF OR HAS KNOWINGLY ELECTED NOT TO BE SO REPRESENTED.

31. Definitions.

Additional Awarded Stock shall mean such number of shares of Stock granted to Employee pursuant to Section 4(c) subject to the vesting requirements contained therein.

Average Stock Price shall mean the average of the closing trading price of the Stock on the Company's the current stock exchange based on the most recent twenty (20) trading days prior to each applicable year for the issuance of the Stock pursuant to Sections 4(b) and 4(c).

Employee Policy Manual shall mean that certain then existing Employee Policy Manual of the Employer, a copy of which has been given to Employee, and which may be amended from time to time by the Employer.

Initial Average Stock Price shall mean the average of the closing trading price of the Employer's stock on the OTSMKTS based on the most recent twenty (20) trading days through October 31, 2019.

Initial Awarded Stock shall mean such number of shares of Stock granted to Employee pursuant to Section 4(b) subject to the vesting requirements contained therein.

Initial Stock Price means the opening price of the Stock if the Public Offering is successfully consummated on or before October 31, 2019, or in the event the Public Offering is not successfully consummated on or before October 31, 2019, shall be the Initial Average Stock Price.

Public Offering shall mean the successful consummation of a sale of new equity securities by the Employer in the gross aggregate amount of at least $5,000,000, consummated in one or a multitude of transactions over no greater than a six (6) month time period.

Public Offering Date shall mean the date that the Public Offering is successfully funded.

Stock shall mean the common stock of the Employer, par value $.001 per share.

By signing below, Employee acknowledges that he has received, read, and agrees to adhere to the terms and conditions contained within this Agreement for confidentiality requirements, assignment of inventions, and conflict of interest guidelines.

Signature Page Follows

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYER:

SANARA MEDTECH INC.

By: M Carmena

Its: Vice Chairman

EMPLOYEE:

____

ZACHARY B. FLEMING

Exhibit A

FORM OF RELEASE[1]

As used in this General Release, the term "claims" shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys' fees, accounts, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

For and in consideration of the payments described in Section 11 of the Employment Agreement, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors, and assigns, effective as of the Effective Date (as defined herein below), do fully and forever release, remise and discharge Employer, its direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, members, managers, employees and agents (collectively, the "Group") from any and all claims which you had, may have had, or now have against Employer or any other member of the Group, for or by reason of your employment or the termination of your employment with Employer, including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Equal Pay Act, and all other federal, state and local labor and anti-discrimination laws, the common law and any other purported restriction on an employer's right to terminate the employment of employees. You specifically release all claims under the Age Discrimination in Employment Act (the "ADEA") relating to your employment and its termination.

You represent that you have not filed or permitted to be filed against the Group, individually or collectively, any charges, complaints or lawsuits arising out of your employment with Employer and the termination thereof and you covenant and agree that you will not file or permit to be filed any lawsuits at any time hereafter with respect to the subject matter of this General Release and claims released pursuant to this General Release (including, without limitation, any claims relating to the termination of your employment), except as may be necessary to enforce this General Release or to seek a determination of the validity of the waiver of your rights under the ADEA. Nothing in this General Release shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission ("EEOC") or a comparable state or local agency. Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in any charge, complaint, or lawsuit filed by you or by anyone else on your behalf. Except as otherwise provided in this paragraph, you will not voluntarily participate in any judicial proceeding of any nature or description against any member of the Group that in any way involves the allegations and facts that you could have raised against any member of the Group as of the Effective Date.

1 SUBJECT TO CHANGES BASED UPON CHANGES IN LAW AND FACT; FORM OF RELEASE TO BE INCORPORATED INTO A SEPARATION AGREEMENT.

You are specifically agreeing to the terms of this release because Employer has agreed to pay you money and other benefits to which you were not otherwise entitled and has provided such other good and valuable consideration as specified herein. Employer has agreed to provide this money and other benefits because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution of this General Release.

You acknowledge that you have read this General Release in its entirety, fully understand its meaning and are executing this General Release voluntarily and of your own free will with full knowledge of its significance. You acknowledge and warrant that you have had the opportunity to consider for twenty-one (21) days the terms and provisions of this General Release and that you have been advised by Employer to consult with an attorney prior to executing this General Release. You may execute this General Release prior to the conclusion of the twenty-one (21) day period, and if you elect to do so, you acknowledge that you have done so voluntarily. You shall have the right to revoke this General Release for a period of seven (7) days following your execution of this General Release, by giving written notice of such revocation to Employer in accordance with Section 16 of the Employment Agreement. This General Release shall not become effective until the eighth (8th) day following your execution of it.

EXHIBIT B

Parishes in the state of Louisiana that are within the Territory

Acadia Parish	East Baton Rouge Parish	Madison Parish	St. Landry Parish
Allen Parish	East Carroll Parish	Morehouse Parish	St. Martin Parish
Ascension Parish	East Feliciana Parish	Natchitoches Parish	St. Mary Parish
Assumption Parish	Evangeline Parish	Orleans Parish	St. Tammany Parish
Avoyelles Parish	Franklin Parish	Ouachita Parish	Tangipahoa Parish
Beauregard Parish	Grant Parish	Plaquemines Parish	Tensas Parish
Bienville Parish	Iberia Parish	Pointe Coupee Parish	Terrebonne Parish
Bossier Parish	Iberville Parish	Rapides Parish	Union Parish
Caddo Parish	Jackson Parish	Red River Parish	Vermilion Parish
Calcasieu Parish	Jefferson Davis Parish	Richland Parish	Vernon Parish
Caldwell Parish	Jefferson Parish	Sabine Parish	Washington Parish
Cameron Parish	Lafayette Parish	St. Bernard Parish	Webster Parish
Catahoula Parish	Lafourche Parish	St. Charles Parish	West Baton Rouge Parish
Claiborne Parish	LaSalle Parish	St. Helena Parish	West Carroll Parish
Concordia Parish	Lincoln Parish	St. James Parish	West Feliciana Parish
DeSoto Parish	Livingston Parish	St. John Parish	Winn Parish